EXHIBIT 99.2
TOLEDO TANK FARM
BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and equivalents	$—	$—
Total current assets	—	—
Property, plant and equipment, net	50,615	38,053
Total assets	$50,615	$38,053
LIABILITIES AND EQUITY
Current liabilities:
Accrued construction in progress	$2,413	$696
Total current liabilities	2,413	696

Commitments and contingencies (Note 6)

Equity:
Net investment	48,202	37,357
Total liabilities and equity	$50,615	$38,053

See notes to the financial statements.

TOLEDO TANK FARM
STATEMENTS OF OPERATIONS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013

Revenues	$—	$—

Costs and expenses:
Operating and maintenance expenses	6,786	5,463
General and administrative expenses	103	84
Depreciation and amortization expense	1,188	953
Total costs and expenses	8,077	6,500

Net loss	$(8,077)	$(6,500)

See notes to the financial statements.

TOLEDO TANK FARM
STATEMENTS OF CHANGES IN NET INVESTMENT
(unaudited, in thousands)

Balance, January 1, 2013	$19,481
Net loss	(9,333)
Contributions	27,209
Balance, December 31, 2013	$37,357

Balance, January 1, 2014	37,357
Net loss	(8,077)
Contributions	18,922
Balance, September 30, 2014	$48,202

See notes to the financial statements.

TOLEDO TANK FARM
STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(8,077)	$(6,500)
Depreciation and amortization	1,188	953
Net cash used in operations	(6,889)	(5,547)

Cash flow from investing activities:
Expenditures for property, plant and equipment	(12,033)	(10,441)
Net cash used in investing activities	(12,033)	(10,441)

Cash flows from financing activities:
Parent contributions	18,922	15,988
Net cash provided by financing activities	18,922	15,988

Net increase (decrease) in cash and equivalents	—	—
Cash and equivalents, beginning of period	—	—
Cash and equivalents, end of period	$—	$—

Supplemental cash flow disclosure
Accrued construction in progress	$2,413	$1,178

See notes to the financial statements.

TOLEDO TANK FARM
NOTES TO FINANCIAL STATEMENTS
(unaudited, in thousands, except barrel data)

1. BUSINESS AND BASIS OF PRESENTATION
Description of the Business
The Toledo tank farm and propane storage and loading facility (collectively the "Toledo Tank Farm") are part of Toledo Refining Company LLC's ("TRC"), a subsidiary of PBF Holding Company LLC ("PBF Holding"), Toledo, Ohio refinery. Toledo Tank Farm consists of a storage facility which services the Toledo refinery and consists of 29 tanks for storing crude oil, refined products and intermediates and a propane storage facility which consists of 27 propane storage bullets and a truck loading facility. The aggregate capacity of the storage facility is approximately 3.4 million barrels, of which 0.8 million barrels are dedicated to crude oil storage and 2.6 million barrels are allocated to refined products and intermediates. Construction of a 0.5 million barrel crude storage tank within the Toledo Tank Farm began in September 2012 and the crude tank was completed in October 2014, bringing total storage capacity to approximately 3.9 million barrels. The propane truck loading facility has a throughput capacity of approximately 11,000 barrels per day ("bpd").
PBF Holding is the owner of all crude oil, refined products and intermediates handled at the storage facility and loading facility. The assets currently do not generate third-party or intra-entity revenue.
PBF Holding is a wholly-owned subsidiary of PBF Energy Company LLC (“PBF LLC”). PBF Energy Inc. ("PBF Energy") is the managing member of PBF LLC, which is the sole member of PBF Holding. As a result, PBF Energy controls all of the business and affairs of PBF LLC and PBF Holding.
On December 2, 2014, PBF Logistics LP ("PBFX" or the "Partnership") entered into a Contribution Agreement (the "Contribution Agreement") with PBF LLC to acquire the Toledo Tank Farm from PBF LLC for total consideration of $150,000, which includes $135,000 in cash and $15,000 in PBFX common units (the "Acquisition"). The Acquisition closed on December 11, 2014 (the "Effective Date"). PBFX is a Delaware limited partnership formed in February 2013. PBF Logistics GP LLC (“PBF GP”) serves as the general partner of PBFX. PBF GP is wholly-owned by PBF LLC.
Basis of Presentation
The accompanying financial statements and related notes present the financial position, results of operations, cash flows and net investment of Toledo Tank Farm. In the opinion of management, Toledo Tank Farm has included all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and the results of operations and cash flows of Toledo Tank Farm, as applicable, for the periods presented. The results of operations for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for the full year.
The financial statements include all of the accounts of Toledo Tank Farm, and certain costs allocated by subsidiaries of PBF Energy. The accompanying financial statements have been prepared from the separate records maintained by subsidiaries of PBF Energy and may not necessarily be indicative of the conditions that would have existed or the results of operations if Toledo Tank Farm was operated as an unaffiliated company. Portions of certain expenses represent allocations made from corporate expenses applicable to PBF Energy as a whole.
Subsequent events have been evaluated through January 21, 2015. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the financial statements.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
 Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Actual results could differ from those estimates.

TOLEDO TANK FARM
NOTES TO FINANCIAL STATEMENTS
(unaudited, in thousands, except barrel data)

 Earnings per Unit
During the periods presented, Toledo Tank Farm was wholly-owned by a subsidiary of PBF Holding. Accordingly, there is no calculation of earnings per unit.

 Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Toledo Tank Farm capitalizes costs associated with the preliminary, pre-acquisition and development/construction stages of a major construction project. Toledo Tank Farm capitalizes the interest cost associated with major construction projects based on the effective interest rate of total borrowings of PBF Holding. Maintenance and repairs are charged to operating expenses as they are incurred. Improvements and betterments, which extend the lives of the assets, are capitalized.
Toledo Tank Farm's depreciable property, plant and equipment are comprised of storage and propane terminaling equipment which are depreciated using the straight-line method over estimated useful lives of 5-25 years.

  Long Lived Assets
Property, plant and equipment and other long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.
Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Income Taxes
The operations of Toledo Tank Farm are currently included in PBF LLC’s consolidated U.S. federal partnership income tax return. PBF LLC's operations are treated as a partnership for federal income tax purposes and for state income tax purposes for those states that follow the Federal income tax treatment of partnerships, with each partner being separately taxed on its share of the taxable income. As PBF LLC is a limited liability company treated as a “flow-through” entity for income tax purposes, there is no benefit or provision for federal or state income tax in the accompanying financial statements.
The PBF LLC U.S. federal and state tax returns for all years since its inception (March 1, 2008) are subject to examination by the respective tax authorities.
Asset Retirement Obligations
Toledo Tank Farm records an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time Toledo Tank Farm incurs that liability, which is generally when the asset is purchased, constructed, or leased. Toledo Tank Farm records the liability when it has a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, Toledo Tank Farm will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of the Toledo Tank Farm’s asset retirement obligations are based on its legal obligation to perform remedial activity at PBF Holding's refinery sites when it permanently ceases operations of the long-lived assets. Toledo Tank Farm therefore considers the settlement date of these obligations to be indeterminable. Accordingly, Toledo Tank Farm cannot calculate an associated asset retirement liability for these obligations at this time. Toledo Tank Farm will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.

TOLEDO TANK FARM
NOTES TO FINANCIAL STATEMENTS
(unaudited, in thousands, except barrel data)

Environmental Matters
Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as Toledo Tank Farm’s own internal environmental policies. The measurement of environmental remediation liabilities may be discounted to reflect the time value of money if the aggregate amount and timing of cash payments of the liabilities are fixed or reliably determinable. The actual settlement of Toledo Tank Farm’s liability for environmental matters could materially differ from its estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Related Party Transactions
All of the related party transactions discussed below were settled immediately through net investment.
General and administrative expenses in the statements of operations include affiliate costs totaling $49 and $37 for the nine months ended September 30, 2014 and 2013, respectively. These expenses were incurred by subsidiaries of PBF Holding to cover costs of corporate functions such as legal, accounting, treasury, human resources, engineering, information technology, insurance, administration, and other corporate services and include related stock-based compensation, retirement and pension benefit plan expenses. These allocations were based on an estimate of the time devoted by PBF employees to services provided to Toledo Tank Farm. In management’s estimation, the allocation methodologies used are reasonable and result in an appropriate allocation of Toledo Tank Farm’s costs of doing business.
The employees supporting Toledo Tank Farm operations are employees of PBF Holding and its subsidiaries. Their payroll costs are allocated to Toledo Tank Farm by PBF Holding. PBF Holding carries employee-related liabilities in its financial statements, including the liabilities related to the employee pension, post retirement medical and life plans, stock-based compensation and other incentive compensation. There were no cost sharing arrangements in place during the nine months ended September 30, 2014 and 2013 and the cost of the services allocated to Toledo Tank Farm have been settled through net investment in these financial statements.
Immediately subsequent to the Effective Date of the Acquisition, PBFX entered into a commercial arrangement and cost sharing arrangements with PBF Holding and its affiliates which will be cash settled on a monthly basis.

Comprehensive Income (Loss)
Comprehensive loss for the nine months ended September 30, 2014 and 2013 was equivalent to net loss.

3. PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net consisted of the following:

	September 30, 2014	December 31, 2013

Land	$1,606	$1,606
Tank farm assets	29,834	27,875
Construction in progress	23,352	11,561
	54,792	41,042
Less-Accumulated depreciation	(4,177)	(2,989)
	$50,615	$38,053

TOLEDO TANK FARM
NOTES TO FINANCIAL STATEMENTS
(unaudited, in thousands, except barrel data)

4. STOCK-BASED COMPENSATION
Certain employees of PBF Holding and its subsidiaries who support Toledo Tank Farm’s operations have been granted awards of PBF Energy stock options or PBF LLC compensatory warrants or options under PBF Energy’s and PBF LLC’s share-based compensation programs. The allocation of payroll-related expenses to Toledo Tank Farm for services performed by employees of PBF Holding and its subsidiaries includes the employees’ stock-based compensation expense. Share-based compensation expense included within general and administrative expenses for the nine months ended September 30, 2014 and 2013 was de minimus.

5. RETIREMENT AND PENSION PLANS
The employees of PBF Holding and its subsidiaries who support Toledo Tank Farm’s operations participate in the retirement and pension benefit plans of PBF Holding. The allocation of payroll-related expenses to Toledo Tank Farm for services performed by employees of PBF Holding and its subsidiaries includes the cost of such retirement and pension benefit plans. Retirement and pension benefit expense included within operating and maintenance expenses and general and administrative expenses for the nine months ended September 30, 2014 and 2013 was de minimus.

6. COMMITMENTS AND CONTINGENCIES
Environmental Matters
Toledo Tank Farm’s assets, along with PBFX's assets and PBF Holding’s refineries, are subject to extensive and frequently changing federal, state and local laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and the composition of fuels. Compliance with existing and anticipated laws and regulations can increase the overall cost of operating Toledo Tank Farm’s assets, including remediation, operating costs and capital costs to construct, maintain and upgrade equipment and facilities.
In connection with PBF Holding’s acquisition of the Toledo refinery, the seller, Sunoco, Inc. (R&M), remains responsible for environmental remediation for conditions that existed on the closing date for twenty years from March 1, 2011. PBF Holding provides indemnities to PBFX and has environmental obligations for the assets contributed to PBFX subject to certain limitations.